       1 OF 21


                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13D

          Under the Securities Exchange Act of 1934
                     (Amendment No. 3)*


                      Hadco Corporation
                      (Name of Issuer)

                Common Stock, $.05 par value
               (Title of Class of Securities)

                         404681-10-8
                       (CUSIP Number)

                  Stephen A. Hurwitz, Esq.
Testa, Hurwitz & Thibeault, Exchange Place, 53 State Street,
                      Boston, MA 02109
        (Name, Address and Telephone Number of Person
      Authorized to Receive Notices and Communications)

                        June 26, 1995
   (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ___.

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       2 OF 21
                          SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 2 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lawrence Coolidge
          ###-##-####
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ___
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
______________________________________________________________________
                7   SOLE VOTING POWER

                    5,000 shares
  NUMBER OF   ________________________________________________________
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          489,208 shares
    EACH      ________________________________________________________
  REPORTING     9   SOLE DISPOSITIVE POWER
   PERSON
    WITH            5,000 shares
              ________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    489,208 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     494,208 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES  ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.0%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          IN
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       3 OF 21
                         SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 3 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gilbert M. Roddy
          ###-##-####
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ___
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
______________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     ________________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            489,208 shares
  REPORTING   ________________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              ________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    489,208 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     489,208 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.0%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          IN
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       4 of 21
                     SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 4 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James C. Hamilton
          ###-##-####
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED   ___
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
______________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         16,625
   SHARES     ________________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            489,208 shares
  REPORTING   ________________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    16,625
              ________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    489,208 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     505,833
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.1%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          IN
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       5 of 21
                          SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 5 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Horace H. Irvine II 1989 Children's Trust
          62-622-3410
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          New Hampshire
______________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     ________________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            106,278 shares
  REPORTING   ________________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              ________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    106,278 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     106,278 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES   ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.1%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          OO
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       6 of 21
                          SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 6 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Horace H. Irvine II Children's Trust II
          04-644-0888
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ___
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
______________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     ________________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            74,078 shares
  REPORTING   ________________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              ________________________________________________________
               10   SHARED DISPOSITIVE POWER

                    74,078 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     74,078 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.7%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          OO
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       7 of 21
                          SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 7 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Horace H. Irvine II Irrevocable Trust of July 11, 1977
          04-650-2387
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
______________________________________________________________________
               7   SOLE VOTING POWER

  NUMBER OF        -0- shares
   SHARES    _________________________________________________________
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH           290,333 shares
  REPORTING  _________________________________________________________
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH
                   -0- shares
             _________________________________________________________
              10   SHARED DISPOSITIVE POWER

                   290,333 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     290,333 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          OO
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       8 of 21
                          SCHEDULE 13D
_____________________                               __________________
CUSIP NO. 404681-10-8                               Page 8 of 21 Pages
_____________________                               __________________
______________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Kevin R. Irvine Revocable Trust dated May 23, 1994
          04-675-6390
______________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                       (b) X
______________________________________________________________________
 3   SEC USE ONLY

______________________________________________________________________
 4   SOURCE OF FUNDS*

          00
______________________________________________________________________
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
______________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
______________________________________________________________________
               7   SOLE VOTING POWER

  NUMBER OF        -0- shares
   SHARES    _________________________________________________________
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY
    EACH           18,519 shares
  REPORTING  _________________________________________________________
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH
                   -0- shares
             _________________________________________________________
              10   SHARED DISPOSITIVE POWER

                   18,519 shares
______________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     18,519 shares
______________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES ___
     CERTAIN SHARES*
______________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.2%
______________________________________________________________________
14   TYPE OF REPORTING PERSON *

          OO
______________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.
       9 of 21
Item 1. Security and Issuer: Common Stock, $.05 par value per share ("Common Stock"), of Hadco Corporation, a Massachusetts corporation (the "Company"). The address of the Company's principal executive offices is 12A Manor Parkway, Salem, NH 03079.

Item 2.   Identity and Background:

          1. Lawrence Coolidge.

            (a)  Lawrence Coolidge ("Coolidge").

            (b)  Coolidge's business address is 230 Congress
                 Street, Boston, MA 02110.

            (c)  Coolidge is employed as a professional
                 trustee at Loring, Wolcott & Coolidge, which is located at 230 Congress Street, Boston, MA 02110.

            (d)  None.

            (e)  None.

            (f)  USA.

         2. Gilbert M. Roddy, Jr.

            (a)  Gilbert M. Roddy, Jr. ("Roddy").

            (b)  Roddy's business address is 230 Congress Street,
                 Boston, MA 02110.

            (c) Roddy is employed as a professional trustee at Loring, Wolcott & Coolidge, which is located at 230 Congress Street, Boston, MA 02110

            (d)  None.

            (e)  None.

            (f)  USA.

         3. James C. Hamilton.

            (a)  James C. Hamilton ("Hamilton").

            (b) Hamilton's business address is 73 Tremont Street, Boston, MA 02108.

            (c) Hamilton is a partner of the law firm of Hamilton, Dahmen & Randall, which is located at 73 Tremont Street, Boston, MA 02108.
       10 of 21
            (d)  None.

            (e)  None.

            (f)  USA.

         4. The Horace H. Irvine II 1989 Children's Trust.

            (a)  The Horace H. Irvine II 1989 Children's Trust.

            (b)  N/A.

            (c)  N/A.

            (d)  N/A.

            (e)  N/A.

            (f)  The Horace H. Irvine II 1989 Children's
                 Trust is organized under the laws of the State of New Hampshire.

         5. The Horace H. Irvine II Children's Trust II

            (a)  The Horace H. Irvine II Children's Trust II.

            (b)  N/A.

            (c)  N/A.

            (d)  N/A.

            (e)  N/A.

            (f)  The Horace H. Irvine II Children's
                 Trust II is organized under the laws of the Commonwealth of Massachusetts.

         6. The Horace H. Irvine II Irrevocable Trust of July 11, 1977.

            (a)  The Horace H. Irvine II Irrevocable Trust of
                 July 11, 1977.

            (b)  N/A.

            (c)  N/A.

            (d)  N/A.
       11 of 21
            (e)  N/A.

            (f)  The Horace H. Irvine II Irrevocable
                 Trust of July 11, 1977 is organized under the laws of the Commonwealth of Massachusetts.

         7. The Kevin R. Irvine Revocable Trust dated May 23, 1994.

            (a)  The Kevin R. Irvine Revocable Trust dated May 23, 1994.

            (b)  N/A.

            (c)  N/A.

            (d)  N/A.

            (e)  N/A

            (f) The Kevin R. Irvine Revocable Trust dated May 23, 1994 is organized under the laws of the Commonwealth of Massachusetts.

Item 3.  Source and Amount of Funds or Other Considerations:
         James C. Hamilton sold 5,000 shares of Common Stock on May 20, 1995 and 2,000 shares of Common Stock on
         May 30,1995. On June 26, 1995, The Horace H. Irvine II Irrevocable Trust of July 11, 1977 sold 62,000 shares of Common Stock and The Horace H. Irvine II 1989 Children's Trust sold 38,000 shares of Common Stock.

Item 4. Purpose of Transaction: The shares held by The Horace H. Irvine II 1989 Children's Trust, The Horace H. Irvine II Children's Trust II, The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and The Kevin R. Irvine Revocable Trust dated May 23, 1994 (the "Trusts") are being held for investment purposes. None of Coolidge, Roddy and Hamilton or the Trusts (the "Beneficial Owners") has any present plan or proposal to effect substantial changes in the business, organization, form or control of the Company.

Item 5.   Interest in Securities of the Issuer.

Coolidge

          (a) Coolidge beneficially owns an aggregate of 494,208 shares, or 5.0%, of the Company's Common Stock (based on the 9,841,741 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended April 29,
               1995).  Of this total, 5,000 shares are held by
               Coolidge personally, 106,278 shares are held by Coolidge as a trustee of The Horace H. Irvine II 1989 Children's Trust, 74,078 shares are held by
       12 of 21
               Coolidge a a trustee of The Horace H. Irvine II Children's Trust II, 290,333 shares are held by Coolidge as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Coolidge as a trustee of The Kevin R. Irvine Revocable Trust dated
               May 23, 1994.

          (b) Coolidge exercises sole voting and dispositive power with respect to 5,000 shares and shared voting and dispositive power with respect to the 489,208 shares held by him as trustee with the other trustees of the Trusts, Roddy and Hamilton.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by Coolidge.

          (d)     N/A.

          (e)     N/A.

Roddy

          (a) Roddy beneficially owns an aggregate of 489,208 shares, or 5.0%, of the Company's Common Stock (based on the 9,841,741 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended April 29,
               1995). Of this total, 0 shares are held by Roddy personally, 106,278 shares are held by Roddy as a trustee of The Horace H. Irvine II 1989 Children's Trust, 74,078 shares are held by Roddy as a trustee of The Horace H. Irvine II Children's Trust II, 290,333 shares are held by Roddy as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Roddy as a trustee of The Kevin R. Irvine Revocable Trust dated May 23, 1994.

          (b) Roddy exercises sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to the 489,208 shares held by him as trustee with the other trustees of the Trusts, Coolidge and Hamilton.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by Roddy.

          (d)  N/A.

          (e)  N/A.

Hamilton

          (a) Hamilton beneficially owns an aggregate of 505,833 shares, or 5.1%, of the Company's Common Stock (based on the 9,841,741 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report
       13 of 21
               on Form 10-Q for the quarter ended April 29,
               1995). Of this total, 16,625 shares are held by Hamilton personally, 106,278 shares are held by Hamilton as a trustee of The Horace H. Irvine II 1989 Children's Trust, 74,078 shares are held by Hamilton as a trustee of The Horace H. Irvine II Children's
               Trust II, 290,333 shares are held by Hamilton as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Hamilton as a trustee of The Kevin R. Irvine II Revocable Trust
               May 24, 1994.

          (b) Hamilton exercises sole voting and dispositive power with respect to the 16,625 shares held by him personally and shared voting and dispositive power with respect to the 489,208 shares held by him as trustee with the other trustees of the Trusts, Coolidge and Roddy.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by Hamilton.

          (d)  N/A.

          (e)  N/A.

The Horace H. Irvine II 1989 Children's Trust

          (a) The Horace H. Irvine II 1989 Children's Trust beneficially owns 106,278 shares, or 1.1% of the Company's Common Stock (based on the 9,841,748 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995).

          (b) The Horace H. Irvine II 1989 Children's Trust exercises shared voting and dispositive power with respect to 106,278 shares of the Company's Common
               Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II 1989 Children's Trust.

          (d)  N/A.

          (e)  N/A.

The Horace H. Irvine II Children's Trust II

          (a) The Horace H. Irvine II Children's Trust II beneficially owns 74,078 shares, or .7%, of the Company's Common Stock (based on the 9,841,748 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995).
       14 of 21
          (b) The Horace H. Irvine II Children's Trust II exercises shared voting and dispositive power with respect to 74,078 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II Children's
               Trust II.

          (d)  N/A.

          (e)  N/A.

The Horace H. Irvine II Irrevocable Trust of July 11, 1977

          (a)  The Horace H. Irvine II Irrevocable Trust of
               July 11, 1977 beneficially owns 290,333 shares or 3.0%, of the Company's Common Stock (based on the 9,841,741 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on
               Form 10-Q for the quarter ended April 29, 1995).

          (b)  The Horace H. Irvine II Irrevocable Trust of
               July 11, 1977 exercises shared voting and dispositive power with respect to 290,333 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II Irrevocable Trust of July 11, 1977.

          (d)  N/A.

          (e)  N/A.

The Kevin R. Irvine Revocable Trust dated May 23, 1994

          (a)  The Kevin R. Irvine Revocable Trust dated May 23,
               1994 beneficially owns 18,519 shares, or .2% of the Company's Common Stock based on the 9,841,741 shares of Common Stock reported to be outstanding on May 25, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended April 29, 1995.

          (b)  The Kevin R. Irvine Revocable Trust dated May 23,
               1994 exercises shared voting and dispositive power with respect to 18,519 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Kevin R. Revocable Trust dated
               May 23, 1994.
       15 of 21
          (d)  N/A.

          (e)  N/A.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

          Agreement pursuant to Rule 13d-1(f)(1).

Item 7.   Material to be Filed as Exhibits.

          Exhibit 1 - Agreement pursuant to Rule 13d-1(f)(1).
       16 of 21
                            SIGNATURE



       After reasonable inquiry and to the best of our knowledge

and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated:  July 5, 1995               /s/ Lawrence Coolidge
                                   Lawrence Coolidge



                                   /s/ Gilbert M. Roddy, Jr.
                                   Gilbert M. Roddy, Jr.



                                   /s/ James C. Hamilton
                                   James C. Hamilton

                                   THE HORACE H. IRVINE II 1989
                                   CHILDREN'S TRUST



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee
       17 of 21

                                   THE HORACE H. IRVINE II
                                   CHILDREN'S TRUST II



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   IRREVOCABLE TRUST OF JULY 11,
                                   1977



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M.  Roddy,
                                   Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee
       18 of 21
                                   THE KEVIN R. IRVINE REVOCABLE
                                   TRUST DATED MAY 23, 1994



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee
       19 of 21
                                                       EXHIBIT 1


                            Agreement


       Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Hadco Corporation.

       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  July 5, 1995               /s/ Lawrence Coolidge
                                   Lawrence Coolidge



                                   /s/ Gilbert M. Roddy, Jr.
                                   Gilbert M. Roddy, Jr.



                                   /s/ James C. Hamilton
                                   James C. Hamilton

                                   THE HORACE H. IRVINE II 1989
                                   CHILDREN'S TRUST



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   CHILDREN'S TRUST II



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M.  Roddy,
                                   Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee


       20 of 21
                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   IRREVOCABLE TRUST OF JULY 11,
                                   1977



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee


       21 of 21
                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE KEVIN R. IRVINE REVOCABLE
                                   TRUST DATED MAY 23, 1994



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee